EXHIBIT 99.1

		4900 West 78th Street Bloomington, MN 55435 USA	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

News Release For Release on July 13, 2005

Contact: Phone: E-mail:	Stan Piekos, CFO (952) 259-1672 stan.piekos@augusttech.com

Contact: Phone: E-mail:	Megan Andrada, Communications (952) 259-1647 megan.andrada@augusttech.com

AUGUST TECHNOLOGY RESPONDS TO LETTER FROM KLA

No Merger Discussions with KLA underway

Minneapolis - July 13, 2005 - August Technology Corporation (NASDAQ: AUGT), today responded to a letter from Ken Schroeder, Chief Executive Officer of KLA-Tencor, dated July 12, 2005 and publicly released earlier today regarding the closing of the investigation of the Antitrust Division of the U.S. Department of Justice (“DOJ”) into KLA-Tencor’s proposal to acquire August Technology.  Mr. Schroeder repeated statements made in the past regarding KLA’s interest in acquiring August Technology.

Jeff O’Dell, August Technology’s Chief Executive Officer, said “We have had no discussions with KLA-Tencor regarding any proposed transaction and despite the closing of the DOJ investigation, we remain committed to our merger agreement with Rudolph Technologies which is superior to KLA’s offer and in the best interest of our shareholders.  We were pleased to learn that the DOJ has also closed its investigation of Rudolph’s proposed acquisition of August Technology.”

Mr. O’Dell continued, “KLA’s recent public statements lead us to conclude that they are more interested in preventing the completion of our deal with Rudolph than beginning meaningful discussions with us, for the following reasons:

•              KLA has consistently refused for almost six months to sign a confidentiality agreement substantially the same as the confidentiality agreements signed by Rudolph Technologies and Nanometrics Incorporated;

•              KLA is the dominant player in the semiconductor inspection equipment industry and has an incentive to prevent the creation of the formidable competitor that will result from our proposed merger with Rudolph; and

•              Our past experience with KLA makes us seriously doubt their intentions and credibility—In late 2002 we talked with KLA about a possible acquisition at a particular valuation, but after signing a confidentiality agreement and conducting due diligence, KLA reduced its valuation by more than half, forcing an end to the discussions.

Given this history and KLA’s recent refusal to execute a confidentiality agreement, we have no reason to believe that any discussions at this point would result in a different outcome.”

About August Technology

August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market. With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system.  Following detection August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions.  Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization. Additional information can be found on the company’s web site at www.augusttech.com.

Additional Information and Where to Find It

In connection with the proposed merger of August Technology Corporation and Rudolph Technologies, Inc., a registration statement of Rudolph, which will include a joint proxy statement of Rudolph and August, and other materials, will be filed with the SEC.  WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RUDOLPH, AUGUST AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the registration statement and joint proxy statement (when available) as well as other filed documents containing information about Rudolph and August at http://www.sec.gov, the SEC’s website. Free copies of Rudolph’s SEC filings may also be obtained at http://www.rudolphtech.com, and free copies of August’s SEC filings may be obtained from August’s website at http://www.augusttech.com.

Participants in the Solicitation

Rudolph, August and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Rudolph’s stockholders or August’s shareholders with respect to the proposed transaction. Information regarding the officers and directors of Rudolph is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on April 22, 2005. Information regarding the officers and directors of August is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on April 29, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the registration statement and joint proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

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